EideBailly

CPAs & BUSINESS ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-114884 and No. 333-157708) on Form S-8 of our report dated June 26, 2025 appearing in this Annual Report on Form 11-K of the Tennant Company Retirement Savings Plan for the year ended December 31, 2024.

Eide Bailly LLP

Denver, Colorado
June 26, 2025